Exhibit 99.1

AVAX Technologies, Inc.	Contact:
OTCMarket: AVXT.OB	Richard Rainey
For Immediate Release	President
(913) 693-8491

AVAX Technologies, Inc. Announces Completion of Bridge Loan

 - 5% $925,000 bridge loan matures may 17, 2004 -

Overland Park, KS, December 4, 2003  — AVAX TECHNOLOGIES, INC. (OTCMarket: AVXT.OB) announces that it has closed a bridge financing in the aggregate principal amount of $925,000. The bridge notes mature on May 17, 2004 and bear interest at the rate of 5% per annum.    In addition, the investors were granted warrants to purchase an aggregate of 7,115,300 shares of common stock at an exercise price of $0.143/share.

Richard Rainey, President of AVAX stated, “With the finalization of this loan facility we will continue the internal restructuring of our operations.  Most recently, we have consolidated our manufacturing capabilities in Lyon, France where we will be able to ship world-wide the re-developed product format of our AC Vaccine therapeutic.  This will allow us to continue our clinical and commercial programs with the AC Vaccine while also helping to finalize additional near term revenue opportunities through the offering of contract manufacturing services.”

AVAX intends to use the proceeds principally to continue the clinical and commercial development of its AC Vaccine therapeutic, to maintain its current operations and to market its services for contract manufacturing.  Significantly, the Company intends to capitalize on the following specific clinical development activities:

•      In consultation with AFSSAPS (the French regulatory authorities), the filing of a BLA (biologics license application) in France for the treatment of melanoma patients;

•      The treatment of melanoma patients in Europe on a “compassionate use” basis providing future product revenues;

•      The filing of a Phase I/II IND (investigational new drug application) in France with AFSSAPS for the treatment of solid tumor cancer patients with metastases to the liver with the AC Vaccine;

•      The amendment of an already approved U.S. IND for Ovarian cancer to be sourced from the French facility; and

•      The maintenance of the Company’s Biological Clean Room facility in Lyon, France, which has been inspected by AFSSAPS and has received the designation of Etablissment Pharmacuetique for the manufacturing of cell and gene therapies.

Mr. Rainey stated further “We are re-building our oncology franchise.  While our immediate goals are to develop our AC Vaccine Therapeutic, we plan to continue developing our lead small molecules for cancer treatment.  One is a topoisomerase inhibitor and the other a novel anti-estrogen compound.  In addition, we have entered into a letter of intent with a private French company to license a novel technology that will be used for the development of a complementary second generation multi-epitope cancer vaccine.  Execution on all of these initiatives will require additional resources.”

Conversion features of the Notes

The bridge notes are subject to mandatory conversion into either (i) 7.692 shares of common stock of AVAX for each $1.00 of unpaid principal and interest on the Notes on the conversion date (a ratio of $0.13 per share), or (ii) that number of securities issued by the Company in the Offering (as defined below) equal to the quotient obtained by dividing the principal and accrued interest owed hereunder on the conversion date by the price at which the securities are issued in the Offering and on the same terms and conditions and with the same rights and preferences as the securities issued in the Offering.  The Offering means any issuance of securities by AVAX on or prior to the maturity date of the bridge notes in which the gross proceeds to AVAX are not less than $1,000,000.

AVAX Technologies, Inc. is a biotechnology company with operations in the United States and Europe.  The Company is engaged in the research, clinical and commercial development of biological products and cancer therapeutics.  In addition the Company offers contract-manufacturing services of biological products to other pharmaceutical and biotechnology companies.

The securities described in this release have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirements.  No offering of securities is made by this release.

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Except for statements that are historical, the statements in this release are “forward-looking” statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the Company will be achieved.  In fact, actual results could differ materially from those contemplated by such forward-looking statements.  Many important factors affect the Company’s prospects, including (1) the Company’s ability to obtain substantial additional funds, beyond the announced bridge loans, (2) the Company’s ability to enter into and to maintain contract manufacturing agreements that are adequate to sustain its operations, (3) the Company’s ability to identify a merger or acquisition partner, (4) the results of laboratory testing of our vaccine technologies and the small molecule compounds, (5) possible future FDA or AFSSAPS questions regarding the Company’s products and manufacturing processes, (6) the Company’s ability to maintain its rights under license and research funding agreements and to meeting funding requirements under its license and research funding agreements, (7) the Company’s ability to demonstrate the safety and efficacy of product candidates at each stage of development and to meet applicable regulatory standards and receive required regulatory approvals, as well as other risks detailed from time to time in AVAX’s public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2002.  AVAX does not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

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